VIA FACSIMILE AND U.S. MAIL

                                                     	October 17,
2005

Lauri A. Wood
Chief Financial Officer
Peoples Financial Corporation
Lameause and Howard Avenues
Biloxi, Mississippi 39533

	RE:	Form 10-K for Fiscal Year Ended December 31, 2004
      File No. 1-12103

Dear Ms. Wood:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to the undersigned at (202) 551-
3689.

							Sincerely,



							John Hartz
      						Senior Assistant Chief
Accountant










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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE